SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2004

Genesco Inc.

(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

1415 Murfreesboro Road Nashville, Tennessee	37217-2895

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 367-7000

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURE

Item 9. Regulation FD Disclosure.

Genesco Inc. announces plans for Hal N. Pennington, President and Chief Executive Officer, and James S. Gulmi, Senior Vice President-Finance and Chief Financial Officer, to make a presentation on the Company at the ICR Xchange Leisure & Lifestyle Conference at 11:30 a.m. Pacific Time on Thursday, January 15, 2004. A live audio feed of the presentation will be accessible on the Internet through the Company’s website at www.genesco.com.

The presentation is currently planned to include a confirmation that management remains comfortable with the Company’s previously announced expectations that earnings per share will range between $0.63 and $0.67 for the quarter ending January 31, 2004, and between $1.16 and $1.20 for the fiscal year ending on that date.

This disclosure contains forward-looking statements, including those regarding the Company’s earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include the effect on quarterly or annual results of the closing of certain retail stores in connection with the Company’s previously announced efforts to close some underperforming stores, primarily in its Jarman chain, on an accelerated basis. Such an effect is expressly not reflected in the cited ranges of earnings expectations and, depending upon the Company’s degree of success in negotiating accelerated closings during the period, could reduce earnings per share. Other factors that could cause different than expected results include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company’s competitors, the Company’s ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

2

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Genesco Inc.

By: Name: Title:	/s/ Roger G. Sisson Roger G. Sisson Vice President, Secretary and General Counsel

Date: January 14, 2004

3